(20) OTHER DOCUMENTS OR STATEMENTS TO SECURITY HOLDERS--PROXY STATEMENT

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

                          NET/TECH INTERNATIONAL, INC.
                                  ------------

                                 PROXY STATEMENT
                                  ------------

     This Proxy Statement is furnished to shareholders of Net/Tech International, Inc. (the "Company") in connection with the solicitation of proxies for use at the Special Meeting of Shareholders (the "Special Meeting") and at any postponement or adjournment thereof. The Special Meeting will be held at 185 Route 36, West Long Branch, New Jersey 07764, on July 26, 2000, at 11:00
A. M. local time.

     The Special Meeting is being held for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This Proxy Statement and the Notice of Special Meeting are being provided to shareholders beginning on or about June 29, 2000. The Company, a Delaware Corporation, has its principal executive offices at 185 Route 36, West Long Branch, New Jersey 07764.

SOLICITATION OF PROXIES AND REVOCABILITY

     The Company is soliciting proxies. The cost of distributing the Proxy Statement and Notice of Special Meeting will be borne by the Company. Brokerage houses and nominees will be requested to supply lists of or forward the information materials to the beneficial owners. The Company, upon request, will reimburse such brokerage houses and nominees for their reasonable expenses in forwarding information materials to their beneficial owners. Proxies will be voted as indicated and, if no designation is made, in the discretion of the proxy. Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Special Meeting. Presence at the Special Meeting does not of itself revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted FOR each of the Items listed below.

VOTING SECURITIES

     The Company presently has one class of capital stock outstanding: Common Stock, par value $.01 per share ("Common Stock").

     As of June 8, 2000 (the "Record Date"), there were issued and outstanding 9,791,103 shares of Common Stock.

     Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters.

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

COMPANY STATUS AND CHANGE IN TERMS OF PROPOSED ROI ACQUISITION

     At the Annual Meeting of the Company on March 20, 2000, the Company's Shareholders voted on a proposed acquisition by the Company of Results Oriented Integration Corporation d/b/a ROI Corporation, a privately-held Georgia corporation (ROI). The items voted upon at the annual meeting did not pass by the requisite vote and the terms of the proposed acquisition have changed and, therefore, all of the items voted upon at the Annual Meeting are being presented again including such changes for ratification by the Shareholders at the Special Meeting.

     In March 1999, the Company sold the rights to its patented "Hygiene Guard Hand Wash Monitoring System" to GOJO Industries. GOJO was in the process of commercializing this technology, for which the Company was to receive payments based on sales for up to 15 years. GOJO has informed the Company that it has ceased commercialization of the patents it acquired from the Company. GOJO has stopped making payments to the Company and has proposed transferring the patent estate back to Net/Tech in exchange for termination of the agreement and a general release. Currently, the Company has no income, no operations, and no employees, and is unable to meet its financial obligations. If the Company does not close the ROI acquisition, the Company will not be able to pay its debts and will be forced to cease operating.

    A condition to the closing of the ROI acquisition is the closing of a private offering. The valuation of the Company and its ability to raise capital was based on certain assumptions related to the Company's agreement with GOJO Industries. Due to the GOJO situation and current market conditions, adjustments to the terms of the ROI acquisition are required to successfully complete the private offering and close the ROI acquisition.

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

          ITEMS FOR THE APPROVAL OF SHAREHOLDERS AT THE SPECIAL MEETING
          -------------------------------------------------------------

ITEM 1. ISSUANCE OF 6,118,918 POST REVERSE SPLIT SHARES FOR ROI ACQUISITION

ABOUT ROI CORPORATION

     Results Oriented Integration Corporation d/b/a ROI Corporation, is a privately-held Georgia corporation (ROI), with principal offices at Westside Center, 101 Emma Lane, Woodstock, Georgia 30189, Phone 770-517-4750, Fax 770-517-4760, www.roicorporation.com.

     ROI markets software that processes electronic payment transactions for companies selling through Internet e-commerce, retail outlets, and mail order call centers. ROI's primary software is "e-transaction middleware" that is certified to provide access to credit card and check authorization networks for application software from companies like Binary Tree, Computer Associates, J.D. Edwards, Friedman Corporation, HarrisData, Intentia, LANSA, VAI, and dozens more. ROI customers range from small to large Internet marketers and retailers, including companies such as Alltel, Brunswick, 800.com, IBM, and Skytel.

     ROI currently provides credit card processing software only for IBM AS/400 computer systems in the United States. ROI management intends to use some of the capital provided as part of the terms of the acquisition to pay off existing debt and to develop versions of its software for other computer systems, such as Unix, Linux, and Windows systems. ROI management also intends to expand internationally and to pursue acquisitions of other software companies whose products are complementary to ROI's. However, the success of ROI is dependent upon many factors outside the control of ROI or of the Company. The software business is highly competitive and there is no assurance of ROI's ability to continue its growth and profitability.

THE ACQUISITION

     With the acquisition of ROI, the Company will be in a new business, providing payment processing software to the e-commerce marketplace, as well as retail and mail order businesses. After the closing of the ROI acquisition, the officers and management of ROI will become the officers and management of the Company. At the closing, Glenn Cohen will resign as President and Chief Executive Officer of the Company, but will continue as a Director and will enter into a Services Agreement with the Company. ROI President and Chief Executive Officer, Charles Pecchio, Jr., will enter into a five year Employment Agreement with the Company at the closing.

     The Company must issue (after the reverse split) a total of 6,118,918 shares of Common Stock, par value $.01 per share, to be exchanged for all of the issued and outstanding shares of common stock of ROI. These shares will not be registered under the Securities Act of 1933, as amended, and must be held for a minimum of two years. 2,352,988 of these shares will be delivered at closing and 3,765,930 of these shares will be held in escrow, with a portion released each year based on a profitability formula for the fiscal years ending in 2000, 2001, 2002, 2003, 2004, and 2005. Each year's released shares must be held for a minimum of one year. Except for the minimum holding periods, all of these shares are subject to piggyback registration rights which will enable the holder of such shares to have such shares registered along with any possible future registration of shares of the Company. All of the shares of Common Stock of the Company have the same dividend and voting rights. Each share of Common Stock is entitled to one vote. Except as limited by statute, Shareholders holding a third of the total number of shares outstanding shall be sufficient to constitute a quorum for the transaction of any business and a majority of the votes cast shall determine the outcome of any vote. For purposes of the vote on the ROI acquisition and the Items being proposed, a majority of the shares outstanding shall determine the outcome. After approval by the Shareholders, the closing of the acquisition and the Private Offering is planned on or after July 31, 2000, as soon as the reverse split has occurred and the Private Offering minimum has been met. After the issuance of the shares in exchange for ROI's shares and the issuance of the shares for the Private Offering, a majority of the shares of Common Stock and, therefore, voting control of the Company will rest with the shareholders who

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

previously owned ROI Corporation. To the Company's knowledge, no federal regulatory requirements must be complied with and no federal approvals must be obtained for the ROI acquisition. The acquisition of ROI by Net/Tech Acquisition Corporation, the Company's wholly-owned subsidiary that was set up for this purpose, must comply with Section 14-2-1101, et. seq. of the Georgia Business Corporation Code. Financial information required in Item 310 of Regulation S-B is incorporated by reference.

     If the Company does not close the ROI acquisition, the Company will not be able to pay its debts and will be forced to cease operating. The Board of Directors believes it to be in the best interest of the Company to approve the ROI acquisition and all of the actions required to be taken. A majority of the outstanding shares of the Company must approve the acquisition and all of the actions required to be taken in order for it to be effective.

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

ITEM 2. CERTIFICATE OF INCORPORATION - NAME CHANGE

     The Board of Directors has approved an amendment to the Certificate of Incorporation to change the name of the Company to Return On Investment Corporation d/b/a ROI Corporation (or some similar name based on availability) after the acquisition is effective. The Company will change its name to leverage the name recognition in the marketplace gained as a result of ROI's marketing, advertising, and public relations. A majority of the outstanding shares of the Company must approve this item in order for it to be effective.

ITEM 3. APPOINTMENT OF AUDITORS

     BDO Seidman has been selected by the Board of Directors as the independent accountants and auditors of the Company. BDO Seidman replaces Mirsky, Furst & Associates who performed the audit for the fiscal year ending November 30, 1998. Representatives from each of the accounting firms are not expected to be present at the Special Meeting. Shareholders are being asked to ratify the appointment of the auditors. Shareholders holding a third of the total number of shares outstanding shall be sufficient to constitute a quorum and a majority of the votes cast shall determine the outcome for this item.

ITEM 4. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION OF DIRECTORS

     At the meeting, four Directors will be elected by the Shareholders to serve as Directors of the Company commencing with the closing of the ROI acquisition and continuing until the next Annual Meeting or until their successors are elected and shall qualify. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. It is intended that persons set forth under "Ownership of Common Stock" will vote for all the nominees set forth below. One of these nominees has served as a director, President, and CEO of the Company since 1996. The other three nominees currently serve as Directors of ROI. The proxy will be voted in accordance with its instructions. A majority of the outstanding shares of the Company must approve this item in order for it to be effective.

                                                                                     DIRECTOR
NAME                       AGE      PRINCIPAL OCCUPATION                             SINCE
----                       ---      --------------------                             -----
Glenn E. Cohen             38       Chairman of the Board, President                 1996
                                    and Chief Executive Officer of the Company

Charles A. McRoberts       50       Chairman of the Board of ROI Corporation             -

John W. McRoberts          47       President and Chief Executive Officer                -
                                    of Foresite, L.L.C., and Director of ROI
                                    Corporation

Charles Pecchio, Jr.       53       President, Chief Executive Officer, and Director     -
                                    of ROI Corporation

     Glenn E. Cohen serves as Chairman of the Board, President, and Chief Executive Officer of the Company. Mr. Cohen is a graduate of Boston University, with a Bachelor of Business Administration and Marketing. He is also a graduate of California Western School of Law and has been licensed to practice law in New Jersey since 1986. Mr. Cohen is founder and currently serves as President of YourHomeDirect.com, an Internet based real estate brokerage firm. From 1986 to 1996, Mr. Cohen was

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

Vice President and General Counsel of Cohen/Schatz Associates, Inc., a land brokerage company in New Jersey, where he was responsible for real estate sales in excess of $500 million. After the ROI acquisition, Mr. Cohen will resign as President and Chief Executive Officer of the Company but will continue as a Director and will enter into a Services Agreement with the Company.

     Charles A. McRoberts (brother of John W. McRoberts) has served as Chairman of the Board of ROI Corporation since 1996. He previously was President and CEO of Mastiff Systems, a company that marketed and serviced security systems. Mr. McRoberts joined Mastiff in 1982 and served as President and CEO from 1987 until the sale of the company in 1996. Prior to joining Mastiff, Mr. McRoberts was Branch Manager of Wells Fargo Alarm Services. Mr. McRoberts was a Second Lieutenant in the U. S. Army at Fort Benning, Georgia. He managed a military police platoon and was Officer in Charge of the Narcotic and Drug Detection Squad.

     John W. McRoberts (brother of Charles A. McRoberts) serves as President and Chief Executive Officer of Foresite, L.L.C., a company that constructs radio transmission towers and then leases them to communications companies. He has served as a Director of ROI Corporation since 1996. He was a co-founder, and served as President and Chief Executive Officer of Capstone Capital Corporation, a NYSE listed real estate investment trust, from 1993 to 1998, when Capstone was acquired by Healthcare Realty Trust for $900 million. Prior to that, Mr. McRoberts was a senior officer of AmSouth Bank of Alabama (formerly AmSouth Bank N.A.), where he was employed from 1977 to 1993.

     Charles Pecchio, Jr., is President, Chief Executive Officer, and a Director of ROI Corporation. Since 1993, he has provided consulting services related to mergers and acquisitions to Atlanta area companies and has served as a Director of Hoffman & Co, Inc., an engineering firm. From 1988 to 1992, he served as a Director of Spiro International SA, a Swiss public company, and as an officer and director of several affiliated companies in the U.S., the U.K, Germany, France, and Switzerland. Mr. Pecchio was a co-founder, and served as President and CEO of International Management Group, Ltd. (IMG), a venture management company, from 1985 until its sale to Spiro in 1988. He negotiated the acquisition by IMG of Honest Face Systems, Inc., a check guaranty and financial transaction processing company, from Telecredit (now Equifax). He served as President and CEO of Honest Face from 1986 to 1988 and negotiated its sale to Comdata Holdings Corporation (now a subsidiary of Ceridian Corporation). Mr. Pecchio's previous experience includes financial, sales, and management positions with IBM Corporation, General Computer Corp., TeleVideo Systems, and NEC Information Systems.

     The Company does not have any standing audit, nominating, or compensation committees of the Board of Directors, or committees performing similar functions. During the fiscal year ending November 30, 1999, there was one meeting of the Board of Directors and all of the Directors attended the meeting.

ITEM 5. COMMON STOCK -AUTHORIZATION INCREASE TO 100,000,000 SHARES

     The Company seeks the authorization of an amount of stock that would increase the total number of shares of the Company's Common Stock, par value $.01 per share, authorized for issuance to 100,000,000 as of the record date. The Company does not contemplate a public offering of these securities in the proximate future. A portion of these shares will be used for the ROI acquisition, other potential acquisitions, a private offering, a potential additional public offering, an employee stock option plan, and in lieu of payment of debt. Except for the shares to be issued pursuant to Items 1, 7, and 8 of this Proxy Statement, no authorization for the issuance of these securities is being sought from the security holders. All of the shares of Common Stock of the Company have the same dividend and voting rights. Each share of Common Stock is entitled to one vote. Except as limited by statute, Shareholders holding a third of the total number of shares outstanding shall be sufficient to constitute a quorum for the transaction of any business and a majority of the votes cast shall determine the outcome of any vote. For purposes of the vote on the ROI acquisition and the Items being proposed, a majority of the shares outstanding shall determine the outcome.

     Any shares issued in addition to those approved by the Shareholders at the Special Meeting will be at the discretion of the Board of Directors and will not require further authorization by the Shareholders for issuance. However, unless and until all of the shares issued for the ROI acquisition have been released from escrow as described herein, any shares to be issued specifically for further acquisitions will require the approval of Shareholders holding a minimum of 65% of the Common Stock of the Company then outstanding.

     The Company's financial information can be found in its 10-KSB and 10-QSB filings which are incorporated by reference. A majority of the outstanding shares of the Company must approve this item in order for it to be effective.

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

ITEM 6. MODIFICATION/EXCHANGE OF SECURITIES -- 1-FOR-20 REVERSE SPLIT

     The Board of Directors has recommended a 1-for-20 reverse split of the shares of Common Stock, par value $.01 per share, of the Company, whereby each Shareholder as of the record date of the reverse split shall receive one share of Common Stock in exchange for each twenty shares owned. The purpose of the reverse split is to increase the valuation per share. Fractional shares will be rounded up to the next whole share. Prior to the split, as of the Record Date the Company had 9,791,103 shares issued and outstanding and 1,341,667 options and warrants. As a result of the split, there will be approximately 490,000 shares and 67,100 options and warrants issued and outstanding.

     The Company's Common Stock is traded Over-The-Counter as symbol NTTI. The fact that the Company's Common Stock is currently publicly traded is not meant to convey the impression that the Company will be successful in listing the securities for exchange or that, in the case that the Company embarks on an underwritten offering, the underwriters may request the Company to apply for such listing, unless there is reasonable assurance that the securities to be offered will be acceptable to a securities exchange for listing. The Company's Common Stock prices the date preceding the announcement of the ROI acquisition ranged from a low of $0.4375 to a high of $0.625. Since the announcement, the Company's Common Stock prices have ranged from a low of $0.25 to a high of $0.9375. The Company's Common Stock has a price of $0.3125 per share, as of the close of business on June 13, 2000. The price of the Company's Common Stock may vary from this estimate by the record date. Shareholders' rights will be proportionally the same following the reverse split. The Company's shares are not in arrears in dividends or as to defaults with respect to the outstanding securities which are to be modified or exchanged. All information required by
Item 310 of Regulation S-B is incorporated by reference. A majority of the outstanding shares of the Company must approve this item in order for it to be effective.

ITEM 7. ISSUANCE OF 150,000 POST REVERSE SPLIT SHARES FOR DEBT PAYMENT

     The Company seeks the issuance of 150,000 post reverse split shares of the Company's Common Stock, par value $.01 per share. The 150,000 post reverse split shares will be used to service existing debts of the Company and ROI, debts incurred with the acquisition, and other subsequent debts, all at the discretion of the Board of Directors. The Company anticipates its Common Stock price will reflect the reduced debt and enhanced equity position of the Company after the ROI acquisition. Therefore, the Company believes that using shares to reduce debt is better for the Company than using cash resources in some instances. Financial information required in Item 310 of Regulation S-B is incorporated by reference. Shareholders holding a third of the total number of shares outstanding shall be sufficient to constitute a quorum and a majority of the votes cast shall determine the outcome for this item.

ITEM 8. PRIVATE OFFERING OF 2,000,000 TO 3,000,000 SHARES

     The Company seeks the issuance after the reverse split of a minimum of 2,000,000 and a maximum of 3,000,000 shares of the Company's Common Stock, par value $.01 per share, at $2.50 per share, for a private offering of Common Stock by the Company made pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the "Private Offering"), which will result in aggregate gross proceeds to the Company, ranging from approximately $5,000,000 to $7,500,000, before deducting expenses. The Company will file a registration statement for the shares issued as a result of the Private Offering within six months after the closing of the offering. These shares are to be used for a private offering to raise capital for the Company. Further authorization for the issuance of these securities by a vote of security holders will not be solicited prior to such issuance. The Company intends to use the proceeds as follows: approximately $1,500,000 to pay the Company's and ROI's debts, approximately $500,000 for marketing activities, approximately $2,000,000 for development of software for the international market and for Unix, Linux and Windows systems, and approximately $1,000,000 for working capital. If additional funds are available, the Company intends to use them for further marketing and international expansion, and potential acquisitions of companies whose products are complementary to ROI's.

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

     The Company has retained First Montauk Securities Corp. as placement agent for the Private Offering, and has agreed to pay First Montauk Securities Corporation sales commissions equal to 8% of the gross proceeds, as well as a non-accountable expense allowance of 2% of the gross proceeds of the offering. The Company has also agreed to sell First Montauk warrants to purchase a number of shares equal to 10% of the number of post reverse split shares sold in the offering, at an exercise price of $3.00 per share. The Company will also indemnify First Montauk for certain liabilities, including liabilities under the Securities Act of 1933, as amended. Expenses of the offering in addition to the commissions and fees payable to First Montauk are estimated to be $75,000.

     The Company has entered into Consulting Agreements with Bridge Ventures, Inc. ("Bridge") and Saggi Capital, Inc. ("Saggi") for their services in assisting the Company with the ROI acquisition and the Private Offering, as well as future assistance in mergers, acquisitions, raising capital and other business matters. Under the terms of the Consulting Agreements, Bridge will receive $5,000 per month for two years and has received warrants for the purchase (after the reverse split) of up to 300,000 shares of Common Stock at $.30 per share, and Saggi will receive $5,000 per month for four years and has received warrants for the purchase (after the reverse split) of up to 300,000 shares of Common Stock at $1.98 per share.

     The Company intends to expand its capitalization through the issuance of these shares in the Private Offering. No impact, other than the resulting dilution of share percentage from the issuance of additional shares, is intended or anticipated on extant security holders' rights. Financial information required in Item 310 of Regulation S-B is incorporated by reference. A majority of the outstanding shares of the Company must approve this item in order for it to be effective.

ITEM 9. INSTITUTION OF INCENTIVE STOCK OPTION PLAN

     The Company is seeking the approval by the Shareholders of an Incentive Stock Option Plan (the "Plan). The Plan will set aside (after the reverse split) 1,000,000 shares of Common Stock as a long-term incentive for employees. The vesting requirements, number of shares, and the exercise price of the options made available to employees will be determined by the Board of Directors or their duly appointed Stock Option Committee established to administer the plan. In no case will an option be valid for longer than 10 years. The current employees of ROI (excluding the Directors, all of whom have no options) have options to purchase shares of ROI common stock that will be converted into options under the Plan to purchase up to approximately 35,000 post reverse split shares of the Company's Common Stock, with a total value of approximately $220,000 based on the per share price on June 13, 2000. The Company anticipates a number of new employees will be hired in the future, and, as such, the total number of options to be issued under the Plan is indeterminable. The Company believes that it will receive good and valuable consideration for the options granted to the employees in that it will be able to attract and retain valuable, skilled employees. The employee receives value because the exercise price of the option is expected to be the price per share as of the grant date of the option. If the price per share increases, the employee may be able to realize a profit. The Plan is a qualified plan and is designed to not have tax consequences (i) for the Company and (ii) for the employee until the exercise of the option and the sale at a profit of the shares purchased. A final determination of the amount of options to be received by various employees is indeterminable at this time. The Board of Directors or the Stock Option Committee will make such determinations in accordance with the Plan. Shareholders holding a third of the total number of shares outstanding shall be sufficient to constitute a quorum and a majority of the votes cast shall determine the outcome for this item.

OTHER BUSINESS

     Management does not know of any other business to be acted upon at the meeting, and, as far as is known to management, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, if any other business properly should come before the meeting, it is intended that Shareholders will vote in their discretion on any such matters with the judgment of the persons voting such proxies.

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SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of the Record Date, with respect to the ownership of the Company's Common Stock by each person who is known by the Company to be a beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, of more than five percent (5%) of the Company's Common Stock, by each Director, by each Executive Officer and by all Executive Officers and Directors of the Company as a group as of the Record Date (prior to the contemplated reverse split and the ROI acquisition):

NAME OF                               NUMBER OF SHARES              PERCENT OF
BENEFICIAL OWNER                      BENEFICIALLY OWNED            CLASS(1)
----------------                      ------------------            --------

Glenn E. Cohen (2)                         1,666,333                    17.0%

Cryo-Cell International, Inc.              1,545,711                    15.8%

Paul W. Enoch, Jr. (3)                     1,300,000                    13.3%

Daniel Richard                               669,500                     6.8%

Knud Gotterup (4)                             93,000                        *

Joseph A. Louro (5)                           27,000                        *

All Executive Officers and Directors
As a Group (3 Persons) (2)(4)(5)           1,786,333                    18.2%

(*)  Signifies ownership of less than one percent (1%) of class.

(1) Pursuant to the rules of the Securities and Exchange Commission, the percentage of voting stock for each stockholder is calculated by dividing
     (i) the number of shares deemed to be beneficially owned by such stockholder as of the Record Date by (ii) the sum of (a) the number of shares of Common Stock outstanding as of the Record Date plus (b) the number of shares issuable upon exercise of options held by such stockholder which are exercisable as of the Record Date or will become exercisable within 60 days after the Record Date.

(2) Includes 1,300,000 shares subject to options exercisable as of the Record Date.

(3) Includes 1,000,000 shares subject to options exercisable as of the Record Date.

(4)  Includes  93,000  shares  subject to options  exercisable  as of the Record
     Date.

(5)  Includes  27,000  shares  subject to options  exercisable  as of the Record
     Date.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS AFTER THE ROI ACQUISITION

     After the issuance of the shares in exchange for ROI's shares and the issuance of the shares for the Private Offering, a majority of the shares of Common Stock and, therefore, voting control of the Company will rest with the shareholders who previously owned ROI Corporation. The following table sets forth information as of the closing date of the completed ROI acquisition, with respect to the ownership of the Company's Common Stock (after the 1-for-20 reverse split) by each person who is expected by the Company to be a beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of more than five percent (5%) of the Company's Common Stock, by each Director, by each

Executive Officer and by all Executive Officers and Directors of the Company as a group as of the closing date (after the contemplated reverse split):

                                                         MINIMUM            MAXIMUM
                                                     PRIVATE OFFERING   PRIVATE OFFERING
NAME OF                        NUMBER OF SHARES         PERCENT OF        PERCENT OF
BENEFICIAL OWNER               BENEFICIALLY OWNED        CLASS(1)          CLASS(1)
----------------------------------------------------------------------------------------
Glenn E. Cohen (2)                    70,816                    *               *

Paul W. Enoch, Jr. (3)               115,000                 1.3%            1.2%

Knud Gotterup (4)                     15,500                    *               *

Joseph A. Louro (5)                    4,500                    *               *

Charles A. McRoberts (6)           2,456,667                28.4%           25.5%

John W. McRoberts (7)              1,488,740                17.2%           15.4%

Charles Pecchio, Jr. (8)           2,010,000                23.2%           20.8%

All Executive Officers and
Directors As a Group
(4 Persons) (2)(6)(7)(8)           6,026,223                69.7%           62.5%

(*)  Signifies ownership of less than one percent (1%) of class.

(1) The Minimum Private Offering is based on 2,000,000 shares being sold. The Maximum Private Offering is based on 3,000,000 shares being sold. Pursuant to the rules of the Securities and Exchange Commission, the percentage of voting stock for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially owned by such stockholder as of the closing of the ROI acquisition by (ii) the sum of (a) the number of shares of Common Stock outstanding as of the closing of the ROI acquisition plus
     (b) the number of shares issuable upon exercise of options held by such stockholder which are exercisable as of the closing of the ROI acquisition or will become exercisable within 60 days after the closing of the ROI acquisition.

(2) Includes 37,500 post reverse split shares (resulting from the 750,000 pre-reverse split shares exchanged for the 1,000,000 share option upon closing of the ROI acquisition) and 15,000 shares subject to options exercisable as of the closing of the ROI acquisition.

(3) Includes 50,000 shares subject to options exercisable as of the closing of the ROI acquisition.

(4) Includes 4,650 shares subject to options exercisable as of the closing of the ROI acquisition.

(5) Includes 1,350 shares subject to options exercisable as of the closing of the ROI acquisition.

(6) Includes 903,182 shares issued at the closing of the ROI acquisition and 1,553,485 shares in escrow.

(7) Includes 547,328 shares issued at the closing of the ROI acquisition and 941,412 shares in escrow.

(8) Includes 738,967 shares issued at the closing of the ROI acquisition and 1,271,033 shares in escrow.

ADDITIONAL INFORMATION

     The Company will provide without charge to each person, on written request of such person, a copy of any of the following (as filed with the Securities and Exchange Commission): Annual Report of the Company on Form 10-KSB for the year ended November 30, 1999, Quarterly Report of the Company on Form 10-QSB for the quarter ended February 29, 2000, Proxy Statement dated February 14, 2000. All such requests should be directed to the attention of the Secretary, Net/Tech International, Inc., 185 Route 36, West Long Branch, New Jersey 07764.

     All information required by Item 310 of Regulation S-B and all documents filed by the Company pursuant to sections 13(a), 13(c), or 15(d) of the Exchange Act, prior to the record date, shall be deemed to be incorporated by reference into this proxy statement.


NET/TECH INTERNATIONAL, INC.

West Long Branch, New Jersey
June 28, 2000


FORWARD LOOKING STATEMENTS
Statements wherein the terms "believes," "intends," or "expects" appear are intended to reflect "forward looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-KSB.